Exhibit No. 99.1
News Release

CMC REPORTS THIRD QUARTER OF FISCAL 2026 RESULTS

•Third quarter net earnings of $173.0 million, or $1.55 per diluted share and adjusted earnings of $193.0 million, or $1.73 per diluted share
•Consolidated core EBITDA increased 78.6% year-over-year to $353.6 million due to strong market conditions, increasing benefits from Transform, Advance, Grow (“TAG”) initiatives, and the contribution of the recently acquired precast businesses
•Consolidated core EBITDA margin of 14.2% increased by 440 basis points compared to the prior year period
•Reduced net leverage; clear visibility to <2x well ahead of the stated goal of mid-2027

Irving, TX - June 25, 2026 - CMC (NYSE: CMC) (the "Company") today announced financial results for its fiscal third quarter ended May 31, 2026.

CEO Commentary
“During our fiscal third quarter, we continued to make great progress on our strategic agenda across a number of fronts,” said Peter Matt, President and Chief Executive Officer. "We substantially grew Core EBITDA, and made meaningful progress deleveraging our balance sheet. Our early-stage construction portfolio is benefiting from solid demand, along with strong booking and backlogs at attractive prices. The commercial and operating rigor that define CMC, together with the growing benefits of our TAG program, position the Company to deliver strong results in the fourth quarter and beyond."

Third Quarter Operational and Financial Highlights

	Three Months Ended
(in thousands, except per share data)	5/31/2026	2/28/2026	5/31/2025	QoQ Change	YoY Change
Net sales	$2,483,245	$2,132,018	$2,019,984	16.5%	22.9%
Net earnings	$173,015	$93,032	$83,126	86.0%	108.1%
Core EBITDA	$353,596	$297,473	$198,025	18.9%	78.6%
Core EBITDA margin	14.2%	14.0%	9.8%	20bps	440bps
Net earnings per diluted share	$1.55	$0.83	$0.73	86.7%	112.3%
Adjusted earnings	$193,025	$130,147	$79,618	48.3%	142.4%
Adjusted earnings per diluted share	$1.73	$1.16	$0.70	49.1%	147.1%

For the third quarter of fiscal 2026, the Company reported consolidated net earnings of $173.0 million or $1.55 per diluted share, adjusted earnings were $193.0 million, or $1.73 per diluted share, an increase of 147.1% on a per-share basis versus the comparable prior year period. Consolidated core EBITDA for the fiscal third quarter increased 78.6% year-over-year to $353.6 million with all segments delivering significant adjusted EBITDA growth

(CMC Third Quarter Fiscal 2026 - 2)

relative to the prior year period. Consolidated core EBITDA margins expanded to 14.2%, up 440 basis points year-over-year due to metal margin expansion, a $52.9 million contribution from the recent precast acquisitions, as well as improved Europe Steel Group performance.
Relative to the fiscal second quarter, significant improvement from the Construction Solutions Group ("CSG") and Europe Steel Group, more than offset headwinds in the North America Steel Group adjusted EBITDA. Core EBITDA margins expanded 20 basis points sequentially.1

Business Segments - Fiscal Third Quarter 2026 Review

North America Steel Group
Third quarter North America Steel Group adjusted EBITDA was $253.5 million, an increase of 41% year-over-year driven by higher margins over scrap costs and benefits from CMC’s TAG program. Metal margins increased $111 per ton, with average selling price for steel products increasing $130 per ton, while scrap costs were up only $19 per ton over the same timeframe. As a result, adjusted EBITDA margin was 14.2%, up from 11.5% in the prior year period. Finished goods shipment volumes for the North America Steel Group decreased 1.7% versus the prior year due to temporary inventory constraints related to the planned downtime, several lost shipping days due to heavy rainfall, which curtailed construction activity in certain markets, and increased commercial discipline in focusing on value over volume. Despite these headwinds in the third quarter, underlying demand remains solid. The project pipeline continues to grow, supported by public infrastructure spending, as well as mega-projects investments across data centers, semiconductors, and ongoing energy-related build outs, all of which are contributing to a healthy backlog. Downstream backlog volumes remained elevated above historical averages, with third quarter booking pricing increasing 15.5% versus the prior year period.
On a sequential basis, segment profitability moderated due to a combination of three factors. First, planned maintenance outages across a number of mill operations increased costs and impacted shipments. Second, construction activity in key markets, including Texas was curtailed by heavy rainfall. Finally, the timing of price increases temporarily lagged fuel-driven scrap cost increases. These factors impacting third quarter results have proven temporary. Margins on steel products compressed by $13 per ton sequentially, as the average selling price increase for steel products of $15 per ton was more than offset by a $28 per ton increase in scrap costs over the same time period.

Construction Solutions Group
CSG third quarter net sales doubled year-over-year to $394.6 million, while adjusted EBITDA of $97.4 million was up 138.1% year-over-year. Sales and adjusted EBITDA growth was fueled by the inclusion of CMC's precast acquisitions, which contributed $175.7 million to segment revenue and $52.9 million to segment adjusted
1 "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

(CMC Third Quarter Fiscal 2026 - 3)

EBITDA during the quarter, as well as a strong quarter for Tensar. Adjusted EBITDA margin of 24.7% was up 400 basis points relative to the prior year period.
Precast shipments experienced some weakness in select southeast markets in part driven by unfavorable weather conditions that led to delays. These conditions have started to normalize in the fiscal fourth quarter. Moreover, robust precast bidding activity, recent bookings, and strong backlogs supports solid performance in the fourth quarter. Tensar profitability accelerated year-over-year due to the strong demand environment and cost control actions. Performance for the other businesses within the CSG was stable relative to the year-ago period.

Europe Steel Group
For the third quarter, Europe Steel Group generated adjusted EBITDA of $34.7 million, up from $3.6 million in the prior-year period, benefiting from the receipt of a $20.4 million CO₂ credit and improved market conditions. Metal margin expanded by $37 per ton year-over-year as average selling price increased $34 per ton and scrap costs decreased by $3 per ton. Adjusted EBITDA margin expanded to 11.9%, up from 1.5% in the year-ago period.
More constructive trade policy is beginning to support market conditions in Europe. As expected, the EU Carbon Border Adjustment Mechanism ("CBAM"), implemented earlier this year, has strengthened domestic demand, with third quarter total steel shipments increasing 41.2% sequentially. Looking ahead, the combination of CBAM and improved EU trade measures effective July 1, 2026 and increased infrastructure spending in key markets is expected to support an improved operating and margin environment for the Europe Steel Group.

Balance Sheet & Capital Allocation
As of May 31, 2026, cash, cash equivalents and restricted cash totaled $563.2 million and available liquidity was nearly $1.8 billion. Net leverage adjusted for acquisitions2 ended the quarter at 2.1x reflecting strong cash generation and balance sheet discipline.
During the quarter, CMC repurchased 283,335 shares of common stock valued at $18.9 million in the aggregate. As of May 31, 2026, $128.9 million remained available under the current share repurchase authorization.
On June 24, 2026, the board of directors declared a quarterly dividend of $0.20 per share of CMC common stock payable to stockholders of record on July 6, 2026. The dividend, to be paid on July 15, 2026, will mark the 247th consecutive quarterly payment by the Company.

Outlook
Mr. Matt added, “Looking to the fourth quarter, supported by favorable market conditions, robust backlogs, and our strategic initiatives currently underway, we are well positioned to finish fiscal 2026 on very strong footing. We look forward to providing additional updates on our long-term strategy, operations, and financial performance at our upcoming Investor Day in August."
2 Net leverage adjusted for acquisitions represents net debt divided by trailing 12-month adjusted EBITDA. whereby trailing 12-month adjusted EBITDA has been further adjusted to (a) eliminate actual results from the precast business since the respective acquisition dates and instead include $245 million of expected annualized EBITDA contribution from the precast business, based on the midpoint of expectations and (b) eliminate the impact of approximately $36.5 million of acquisition and integration related costs. Net debt is a non-GAAP measure and is calculated as total debt minus cash, cash equivalents and restricted cash. A reconciliation to the most directly comparable measure prepared and presented in accordance with GAAP can be found in the financial tables that follow.

(CMC Third Quarter Fiscal 2026 - 4)

For the fourth quarter of fiscal 2026, core EBITDA is expected to increase sequentially driven primarily by the following factors:
•Healthy domestic demand conditions and strong backlogs
•Stronger North America Steel Group adjusted EBITDA, reflecting the absence of the $20 million third quarter mill outage headwind, along with a similarly sized benefit expected from the combination of volume growth and margin expansion
•Mid-teens adjusted EBITDA growth in the Construction Solutions Group driven by the contribution from the precast acquisitions and underlying momentum in the rest of the business
•Modestly higher adjusted EBITDA performance in the Europe Steel Group, excluding impacts from CO₂ credits

Investor Day
CMC previously announced it will host an Investor Day on August 5, 2026 to provide updates on its strategy, operations, and long-term growth outlook. The event will be webcast live via the Investor Relations section of CMC’s website at www.cmc.com. Investors and other interested parties are invited to join the virtual event by registering in advance at the Investor Day section of ir.cmc.com. A replay of the webcast and accompanying materials will be available following the event.

Conference Call
CMC invites you to listen to a live broadcast of its third quarter fiscal 2026 conference call today, Thursday, June 25, 2026 at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is a Fortune 500 company headquartered in Irving, Texas, and a leading provider of early-stage construction solutions that support the foundational phases of modern infrastructure and building projects. Founded in 1915, CMC has grown from a single-site recycling operation to one of the largest U.S. manufacturers of steel reinforcing bar ("rebar"), a leading producer of subgrade soil stabilization and foundation enhancement solutions and a major supplier of concrete pipe and precast products.

Through an extensive manufacturing network primarily located in the United States and Central Europe, with strategic operations in the United Kingdom, Europe and Asia, CMC serves infrastructure, non-residential, residential, industrial and energy markets. While often unseen, CMC’s products are essential to highways, bridges, airports, commercial buildings and other critical structures that support everyday life.

(CMC Third Quarter Fiscal 2026 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to the expected performance of our recently acquired precast platform, general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, backlog volumes, the ability to operate our steel mills at full capacity, particularly during periods of domestic mill start-ups, the future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our CSG segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, the effects of CBAM and other EU trade measures on European demand and pricing, capital expenditures, tax credits, the timing, amount and recurrence of CO2 or emissions-related credits. our liquidity and our ability to satisfy future liquidity requirements, our ability to achieve our stated deleveraging target within the anticipated timeframe, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives, including our TAG operational and commercial excellence program, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the U.S. Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2025, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of additional steelmaking capacity expected to come online from a number of ongoing electric arc furnace projects in the U.S.; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global

(CMC Third Quarter Fiscal 2026 - 6)

economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the Pacific Steel Group litigation and other legal proceedings; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Third Quarter Fiscal 2026 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2026	2/28/2026	11/30/2025	8/31/2025	5/31/2025	5/31/2026	5/31/2025
North America Steel Group
Net sales to external customers	$1,789,381	$1,608,321	$1,661,058	$1,616,078	$1,562,286	$5,058,760	$4,467,771
Adjusted EBITDA	253,487	269,674	293,906	239,416	179,936	817,067	503,069
Adjusted EBITDA margin	14.2%	16.8%	17.7%	14.8%	11.5%	16.2%	11.3%

External tons shipped
Raw materials	482	358	384	374	385	1,224	1,036
Rebar	482	481	544	544	534	1,507	1,586
Merchant bar and other	268	235	251	244	264	754	748
Steel products	750	716	795	788	798	2,261	2,334
Downstream products	384	335	350	366	355	1,069	1,009

Average selling price per ton
Raw materials	$873	$985	$900	$881	$809	$919	$875
Steel products	989	974	939	882	859	968	829
Downstream products	1,260	1,242	1,236	1,214	1,212	1,247	1,231

Cost of raw materials per ton	$660	$741	$648	$649	$617	$683	$665
Cost of ferrous scrap utilized per ton	$379	$351	$318	$314	$360	$349	$340

Steel products metal margin per ton	$610	$623	$621	$568	$499	$619	$489

Construction Solutions Group
Net sales to external customers	$394,574	$314,425	$198,277	$221,753	$197,454	$907,276	$525,733
Adjusted EBITDA	97,411	53,420	39,581	50,630	40,912	190,412	87,091
Adjusted EBITDA margin	24.7%	17.0%	20.0%	22.8%	20.7%	21.0%	16.6%

Europe Steel Group
Net sales to external customers	$291,235	$200,014	$247,650	$263,294	$247,590	$738,899	$655,026
Adjusted EBITDA	34,665	(1,428)	10,929	39,098	3,593	44,166	30,184
Adjusted EBITDA margin	11.9%	(0.7)%	4.4%	14.8%	1.5%	6.0%	4.6%

External tons shipped
Rebar	136	69	119	117	88	324	295
Merchant bar and other	265	215	243	257	271	723	687
Steel products	401	284	362	374	359	1,047	982

Average selling price per ton
Steel products	$697	$672	$651	$668	$663	$674	$639

Cost of ferrous scrap utilized per ton	$367	$356	$345	$351	$370	$357	$360

Steel products metal margin per ton	$330	$316	$306	$317	$293	$317	$279

(CMC Third Quarter Fiscal 2026 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2026	2/28/2026	11/30/2025	8/31/2025	5/31/2025	5/31/2026	5/31/2025
Net sales to external customers
North America Steel Group	$1,789,381	$1,608,321	$1,661,058	$1,616,078	$1,562,286	$5,058,760	$4,467,771
Construction Solutions Group	394,574	314,425	198,277	221,753	197,454	907,276	525,733
Europe Steel Group	291,235	200,014	247,650	263,294	247,590	738,899	655,026
Corporate and Other	8,055	9,258	13,322	13,393	12,654	30,635	35,432
Total net sales to external customers	$2,483,245	$2,132,018	$2,120,307	$2,114,518	$2,019,984	$6,735,570	$5,683,962

Adjusted EBITDA
North America Steel Group	$253,487	$269,674	$293,906	$239,416	$179,936	$817,067	$503,069
Construction Solutions Group	97,411	53,420	39,581	50,630	40,912	190,412	87,091
Europe Steel Group	34,665	(1,428)	10,929	39,098	3,593	44,166	30,184
Corporate and Other	(49,654)	(70,410)	(55,848)	(50,716)	(36,952)	(175,912)	(458,049)
Total adjusted EBITDA	$335,909	$251,256	$288,568	$278,428	$187,489	$875,733	$162,295

(CMC Third Quarter Fiscal 2026 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share and per share data)	2026	2025	2026	2025
Net sales	$2,483,245	$2,019,984	$6,735,570	$5,683,962
Costs and operating expenses:
Cost of goods sold	2,028,109	1,720,063	5,485,391	4,856,614
Selling, general and administrative expenses	222,314	175,769	651,104	521,187
Interest expense	40,205	10,864	105,981	33,353
Litigation expense	3,778	3,776	11,580	358,496
Net costs and operating expenses	2,294,406	1,910,472	6,254,056	5,769,650
Earnings (loss) before income taxes	188,839	109,512	481,514	(85,688)
Income tax expense (benefit)	15,824	26,386	38,185	(18,569)
Net earnings (loss)	$173,015	$83,126	$443,329	$(67,119)

Earnings (loss) per share:
Basic	$1.56	$0.74	$4.00	$(0.59)
Diluted	1.55	0.73	3.96	(0.59)

Cash dividends per share	$0.20	$0.18	$0.56	$0.54
Average basic shares outstanding	110,845,841	112,700,136	110,955,940	113,437,950
Average diluted shares outstanding	111,714,880	113,559,456	111,979,490	113,437,950

(CMC Third Quarter Fiscal 2026 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	May 31, 2026	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$559,759	$1,043,252
Restricted cash	3,458	2,652
Accounts receivable (less allowance for doubtful accounts of $4,422 and $3,186)	1,391,195	1,201,680
Inventories, net	1,172,564	934,310
Prepaid and other current assets	334,739	312,924
Total current assets	3,461,715	3,494,818
Property, plant and equipment, net	3,330,149	2,742,773
Intangible assets, net	463,872	210,815
Goodwill	2,136,509	386,846
Other noncurrent assets	404,110	336,582
Total assets	$9,796,355	$7,171,834
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$458,482	$358,373
Accrued contingent litigation-related loss	373,476	362,272
Other accrued expenses and payables	567,654	493,879
Current maturities of long-term debt	88,792	44,289
Total current liabilities	1,488,404	1,258,813
Deferred income taxes	190,672	184,645
Other noncurrent liabilities	273,445	225,044
Long-term debt	3,311,693	1,310,006
Total liabilities	5,264,214	2,978,508
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 110,695,456 and 111,189,136 shares	1,290	1,290
Additional paid-in capital	415,814	406,916
Accumulated other comprehensive loss	(23,164)	(25,251)
Retained earnings	4,888,315	4,507,114
Less treasury stock, 18,365,208 and 17,871,528 shares at cost	(750,388)	(697,003)
Stockholders' equity	4,531,867	4,193,066
Stockholders' equity attributable to non-controlling interests	274	260
Total stockholders' equity	4,532,141	4,193,326
Total liabilities and stockholders' equity	$9,796,355	$7,171,834

(CMC Third Quarter Fiscal 2026 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2026	2025
Cash flows from (used by) operating activities:
Net earnings (loss)	$443,329	$(67,119)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	282,711	213,397
Write-off of committed financing fees	11,563	—
Stock-based compensation	37,426	27,816
Write-down of inventory	417	20,665
Unrealized loss on undesignated commodity hedges	5,527	62
Unrealized loss (gain) on undesignated foreign exchange hedges	3,763	(1,558)
Amortization of debt issuance costs	3,431	850
Deferred income taxes and other long-term taxes	(616)	(94,217)
Litigation expense	11,580	358,496
Settlement of New Markets Tax Credit transaction	—	(2,786)
Other	(1,010)	3,705
Changes in operating assets and liabilities	(195,098)	(59,446)
Net cash flows from operating activities	603,023	399,865
Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(2,516,122)	—
Capital expenditures	(404,273)	(293,904)
Proceeds from government assistance related to property, plant and equipment	—	25,000
Proceeds from the sale of property, plant and equipment	5,045	5,439
Proceeds from insurance	9,602	2,237
Other	(1,328)	(1,393)
Net cash flows used by investing activities	(2,907,076)	(262,621)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	1,985,000	147,724
Repayments of long-term debt	(34,211)	(30,403)
Debt issuance costs	(8,489)	(606)
Committed financing fees	(11,563)	—
Proceeds from accounts receivable facilities	109,013	29,758
Repayments under accounts receivable facilities	(76,465)	(29,758)
Treasury stock acquired	(76,106)	(148,854)
Tax withholdings related to share settlements, net of purchase plans	(4,333)	(9,551)
Dividends	(62,128)	(61,300)
Contribution from non-controlling interest	14	12
Net cash flows from (used by) financing activities	1,820,732	(102,978)
Effect of exchange rate changes on cash	634	1,307
Increase (decrease) in cash and cash equivalents	(482,687)	35,573
Cash, restricted cash and cash equivalents at beginning of period	1,045,904	859,555
Cash, restricted cash and cash equivalents at end of period	$563,217	$895,128

(CMC Third Quarter Fiscal 2026 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment "Settlement of New Markets Tax Credit transactions" represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. The adjustment "Litigation expense" represents a provision recorded in the three months ended November 30, 2024 related to the judgment in the Pacific Steel Group litigation and, with respect to subsequent periods, primarily represents interest expense on the judgment amount. The adjustments “Acquisition and integration related costs” and "Acquisition, integration and financing related costs" represent nonrecurring fees associated with the Foley Products Company, LLC (“Foley”) and Concrete Pipe and Precast, LLC (“CP&P”) acquisitions. The adjustment "Purchase accounting effect on inventory" represents a one time fair value adjustment on inventory associated with the Foley and CP&P acquisitions. The adjustment "Amortization of acquired contract backlog" represents the amortization of the intangible contract backlog from the Foley and CP&P acquisitions.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives to, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance. We have not reconciled the forward-looking estimates of TAG-related EBITDA benefits to comparable GAAP measures because applicable information for future periods, on which these reconciliations would be based, is not readily available due to uncertainty regarding, and the potential variability of metal margins, U.S. trade policy, cost levels of key production inputs, construction activity and related product demand, etc. Accordingly, reconciliations of the forward-looking estimates of TAG-related EBITDA benefits to net earnings are not available at this time without unreasonable effort.

(CMC Third Quarter Fiscal 2026 - 13)

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2026	2/28/2026	11/30/2025	8/31/2025	5/31/2025	5/31/2026	5/31/2025
Net earnings (loss)	$173,015	$93,032	$177,282	$151,781	$83,126	$443,329	$(67,119)
Interest expense	40,205	40,928	24,848	12,145	10,864	105,981	33,353
Income tax expense (benefit)	15,824	16,708	5,653	41,452	26,386	38,185	(18,569)
Depreciation and amortization	107,422	102,567	72,722	72,480	72,376	282,711	213,397
Asset impairments	—	—	—	3,436	785	—	1,171
Unrealized (gain) loss on undesignated commodity hedges	(557)	(1,979)	8,063	(2,866)	(6,048)	5,527	62
Adjusted EBITDA	335,909	251,256	288,568	278,428	187,489	875,733	162,295
Non-cash equity compensation	11,384	14,806	11,236	9,237	9,546	37,426	27,816
Settlement of New Markets Tax Credit transactions	—	—	—	—	(2,786)	—	(2,786)
Litigation expense	3,778	4,067	3,735	3,776	3,776	11,580	358,496
Acquisition and integration related costs	2,525	20,605	13,379	—	—	36,509	—
Purchase accounting effect on inventory	—	6,739	—	—	—	6,739	—
Core EBITDA	$353,596	$297,473	$316,918	$291,441	$198,025	$967,987	$545,821

Net sales	$2,483,245	$2,132,018	$2,120,307	$2,114,518	$2,019,984	$6,735,570	$5,683,962
Core EBITDA margin	14.2%	14.0%	14.9%	13.8%	9.8%	14.4%	9.6%

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended					Nine Months Ended
(in thousands, except per share data)	5/31/2026	2/28/2026	11/30/2025	8/31/2025	5/31/2025	5/31/2026	5/31/2025
Net earnings (loss)	$173,015	$93,032	$177,282	$151,781	$83,126	$443,329	$(67,119)
Asset impairments	—	—	—	3,436	785	—	1,171
Settlement of New Markets Tax Credit transactions	—	—	—	—	(2,786)	—	(2,786)
Litigation expense	3,778	4,067	3,735	3,776	3,776	11,580	358,496
Unrealized (gain) loss on undesignated commodity hedges	(557)	(1,979)	8,063	(2,866)	(6,048)	5,527	62
Acquisition, integration and financing related costs	2,525	20,605	24,942	—	—	48,072	—
Amortization of acquired contract backlog	19,750	17,729	—	—	—	37,479	—
Purchase accounting effect on inventory	—	6,739	—	—	—	6,739	—
Total adjustments (pre-tax)	$25,496	$47,161	$36,740	$4,346	$(4,273)	$109,397	$356,943
Related tax effects on adjustments	(5,486)	(10,046)	(7,846)	(1,162)	765	(23,378)	(87,506)
Adjusted earnings	$193,025	$130,147	$206,176	$154,965	$79,618	$529,348	$202,318
Net earnings (loss) per diluted share	$1.55	$0.83	$1.58	$1.35	$0.73	$3.96	$(0.59)
Adjusted earnings per diluted share	$1.73	$1.16	$1.84	$1.37	$0.70	$4.73	$1.78

Media Contact:
Susan Gerber
(214) 689-4300